EXHIBIT 10.37

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

Amendment to and Waiver under Exclusive License and Commercialization Agreement

This Amendment to and Waiver under the Exclusive License and Commercialization Agreement (this “Amendment”) is made and entered into as of October 25, 2023, by and between Shanghai Junshi Biosciences Co., Ltd. (“Junshi”) and Coherus BioSciences, Inc. (“Coherus”).  Each of Junshi and Coherus is sometimes referred to herein, individually, as a “Party” and, collectively as the “Parties.”

Whereas, [***];

Whereas, [***]; and,

Whereas, Coherus desires to amend the due date for a milestone payment and [***].

Now, therefore, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Incorporation of the Agreement: To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in paragraphs 2 and 3 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the Parties.

2.	Amendment of the Agreement: The timing for the due date of Milestone Event No. 2 set forth in Table 8.3(a) of the Agreement – Regulatory and Sales Milestones for the PD1 Program is hereby amended by adding the following new material to the end of the text of clause (a) of Section 8.3 of the Agreement immediately preceding such table (with new material added underlined):

“For the PD1 Program. Coherus will make the one-time milestone payments set forth in Table 8.3(a) of the Agreement upon the first achievement by Coherus or its Affiliates or Sublicensees of the corresponding milestone event by the first Licensed Product that contains a Licensed Antibody described in clause (a) of the definition of Licensed Antibody, provided that such payment for Milestone Event No. 2 will be payable upon the later of (i) actual receipt of such first Regulatory Approval from FDA and (ii) [***], and in case of (i) or (ii), such payment would become due on [***], assuming such first Regulatory Approval from the FDA is obtained by [***].”

3.	[***]

4.

Effectuation:  The amendment to and waiver under the Agreement contemplated by this Amendment shall be deemed effective as of the date first written above upon the full execution and delivery of this Amendment and without any further action required by the Parties.

5.

Counterparts:  This Amendment may be executed in two counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile or electronic mail, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[signature page follows]

In Witness Whereof, the Parties have executed this Amendment by their duly authorized representatives.

Shanghai Junshi Biosciences Co., Ltd.	Coherus Biosciences, Inc.
By: ____/s/ Dr. Ning Li_________________	By: _/s/ McDavid Stilwell_________________
Name: Dr. Ning Li	Name: McDavid Stilwell
Title: CEO	Title: Chief Financial Officer